Exhibit 2


                   PREFERRED STOCK PURCHASE AGREEMENT


      THIS PREFERRED STOCK PURCHASE AGREEMENT (as amended from time to time, the "Agreement"), dated as of January 16, 1997, is by and between Koch Exploration Company, a Kansas corporation ("Purchaser") and Rio Grande, Inc., a Delaware corporation ("Rio Grande").

                                RECITALS

      A. Rio Grande and its Subsidiaries are in the business of acquiring, producing, selling and developing oil and gas properties and businesses relating to the foregoing, including, without limitation, exploring for, producing, transporting, marketing and selling oil, natural gas and related hydrocarbons.

      B. Purchaser desires to purchase from Rio Grande, and Rio Grande desires to issue and sell to Purchaser, 500,000 shares of Rio Grande's Series A Preferred Stock, par value $.01 per share, and 500,000 shares of Rio Grande's Series B Preferred Stock, par value $.01 per share, for an aggregate purchase price of $10,000,000, and on the other terms and subject to the conditions hereinafter set forth.

                               AGREEMENTS

      In consideration of the recitals and the mutual promises, covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound hereby agree as follows:

                               ARTICLE ONE

                               DEFINITIONS

      SECTION 1.1 Definitions. Certain terms used herein shall have the indicated meanings as set forth on Schedule 1.1.

      SECTION 1.2 Accounting Terms. All accounting terms, determinations and computations not specifically defined herein shall be construed and made in accordance with GAAP as applied in the preparation of the Rio Grande Audited Financial Statements, including all notes thereto (but only to the extent such application is consistent with GAAP).

                               ARTICLE TWO

                            PURCHASE AND SALE

      SECTION 2.1 Authorization of Preferred Stock. Prior to Closing, Rio Grande shall file the Certificate of Designation with the Secretary of State for the State of Delaware.

      SECTION 2.2 Sale of Preferred Stock. Subject to the satisfaction of the terms and conditions herein set forth and in reliance upon the respective representations and warranties of the parties set forth herein, at the Closing Rio Grande agrees to sell to Purchaser, free and clear of any liens, claims, charges or encumbrances whatsoever, and Purchaser agrees to purchase from Rio Grande, 500,000 shares of Series A Preferred Stock, par value $.01, and 500,000 shares of Series B Preferred Stock, par value $.01, (collectively, the "Purchased Shares"), for an aggregate purchase price of $10,000,000 (the "Purchase Price"). Rio Grande and Purchaser agree that such purchase price is equal to $10.00 per share of Series A Preferred Stock and $10.00 per share of Series B Preferred Stock. At the Closing, Rio Grande agrees to grant to Purchaser an option to purchase an additional 200,000 shares of Series A Preferred Stock (the "Option Shares") in accordance with and subject to the terms and conditions set forth in
Section 6.1.

      SECTION 2.3 Closing Date. The Closing shall take place at 10:00 a.m., San Antonio, Texas time, on January 16, 1997 or such other time and date mutually agreed by Rio Grande and Purchaser (the "Closing Date") at the offices of Rio Grande in San Antonio, or at such other place as may be mutually agreed upon by Rio Grande and Purchaser.

      SECTION 2.4 Activity at Closing. At Closing, the following shall occur:

      (a) Actions to be taken by Rio Grande. At Closing, Rio Grande shall:

           (i) Stock Certificates. Deliver to Purchaser (a) ten certificates for Series A Preferred Stock, each representing 50,000 shares of such Series A Preferred Stock and in the aggregate all such certificates representing 500,000 shares of Series A Preferred Stock and (b) ten certificates for Series B Preferred Stock, each representing 50,000 shares of such Series B Preferred Stock and in the aggregate all such certificates representing 500,000 shares of Series B Preferred Stock, all of such certificates duly executed and registered in the name of Purchaser (or in the name of such nominee as Purchaser shall designate).

           (ii) Registration Rights Agreement. Execute and deliver to Purchaser the Registration Rights Agreement in form and substance satisfactory to Purchaser and Rio Grande.

           (iii) Swap Agreement. Deliver to Purchaser a true and correct copy of a fully executed Master Commodity Swap Agreement (the "Swap Agreement") between Rio Grande and Koch Oil Company, a division of Koch Industries, Inc., pertaining to crude oil in form and substance satisfactory to Purchaser, Rio Grande and the Senior Lenders.

           (iv) Officer's Certificate. Deliver to Purchaser a certificate, executed by the President and Chief Financial Officer of Rio Grande, to the effect that as of the Closing Date (1) no default exists under the Senior Loan Agreements, (2) the representations and warranties set forth in Section 3.1 are accurate in all material respects as of the Closing Date as if made on the Closing Date, and
      (3) since the date hereof there has been no Material Adverse Change.

           (v) Legal Opinion. Deliver to Purchaser the opinion of Cox & Smith Incorporated, counsel to Rio Grande, dated the Closing Date, substantially in the form of Exhibit B.

           (vi) Secretary's Certificate. Deliver to Purchaser copies of each of the following, in each case certified by the Secretary of Rio Grande to be in full force and effect on the Closing Date:

                 (1) the Charter as of the Closing certified by the Secretary of State for the State of Delaware as of a date not more than seven days prior to the Closing;

                 (2)  the By-laws; and

                 (3) resolutions of the Board of Directors of Rio Grande, the form and substance of which are satisfactory to Purchaser, adopting and authorizing the execution and filing of the Certificate of Designation, and authorizing the execution, delivery and performance of this Agreement and the Registration Rights Agreement and the transactions contemplated hereby and thereby, including the issuance and sale of the Purchased Shares.

           (vii) Good Standing Certificates. Deliver to Purchaser copies of a certificate of existence and, where a jurisdiction issues good standing certificates, a good standing certificate with respect to Rio Grande and for each of the Subsidiaries of Rio Grande in their respective jurisdictions of incorporation or formation from the respective public authorities of their states of incorporation or formation as of a date not more than fifteen days prior to the Closing.

           (viii) Expenses. Pay to Purchaser, by wire transfer of immediately available funds to an account designated in written instructions theretofore received by Rio Grande from Purchaser, an amount equal to the lesser of $50,000 or the amount of all direct out-of-pocket expenses reasonably incurred by Purchaser in connection with the negotiation, review and consummation of this Agreement and the transactions contemplated hereby. In lieu of such wire transfer, such amount may be credited against the Purchase Price at Closing, thereby reducing the amount to be wire transferred by Purchaser pursuant to Section 2.4(b)(i).

      (b)  Actions to be taken by Purchaser.  At Closing, Purchaser shall:

           (i) Payment. Pay the Purchase Price (minus any adjustments thereto pursuant to Section 2.4(b)(ix) above) by wire transfer of immediately available funds to an account designated by Rio Grande in written instructions theretofore received by Purchaser.

           (ii) Registration Rights Agreement. Execute and deliver to Rio Grande the Registration Rights Agreement.

           (iii) Stockholders Agreement. Execute and deliver to each of Robert A. Buschman and Guy Bob Buschman a Stockholders' Agreement in form and substance satisfactory to Purchaser.

           (iv) Officer's Certificate. Deliver to Rio Grande a certificate, executed by the Vice President of Purchaser to the effect that as of the Closing Date the representations and warranties set forth in Section III.2 hereof are true and accurate in all material respects as of the Closing Date.


                              ARTICLE THREE

                     REPRESENTATIONS AND WARRANTIES

      SECTION 3.1 Representations and Warranties of Rio Grande. Rio Grande represents and warrants to Purchaser that as of the date hereof and as of the Closing Date:

      SECTION 3.1.1 Corporate Organization and Standing; Power and Authority. Rio Grande and each of its Subsidiaries is a corporation or limited partnership (as the case may be) duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, and is duly qualified to do business and in good standing as a foreign corporation or limited partnership in all jurisdictions in which it is required to be qualified in order to do business, except where the failure to be so qualified would not have a Material Adverse Effect on Rio Grande and its Subsidiaries on a consolidated basis. Accurate and complete copies of the Charter and By-laws and of the organizational documents of each of Rio Grande's Subsidiaries have heretofore been delivered to Purchaser. Rio Grande and each of its Subsidiaries has full power and authority to own or lease its properties and to carry on its business as it is presently being conducted. Rio Grande has full corporate power and authority to enter into this Agreement and the Registration Rights Agreement and to perform its obligations hereunder and thereunder.

      SECTION 3.1.2   Authorized Capital Stock of Rio Grande.

      (a) The authorized capital stock of Rio Grande will, as of the Closing Date, consist of 12,000,000 shares of common stock, $.01 par value, (the "Common Stock") and 3,000,000 shares of preferred stock, par value $.01 per share, consisting of the following:

           (i) 700,000 shares of Series A Preferred Stock, none of which shall be issued or outstanding except for the 500,000 shares issued to Purchaser at Closing;

           (ii) 500,000 shares of Series B Preferred Stock, none of which shall be issued or outstanding except for the 500,000 shares issued to Purchaser at Closing;

           (iii) 500,000 shares of Series C Preferred Stock, none of which shall be issued or outstanding; and

           (iv) 1,300,000 shares of other preferred stock, the rights and preferences of which having not been established by Rio Grande's Board of Directors and none of which shares shall be issued or outstanding.

Schedule 3.1.2(a) sets forth as of December 31, 1996 the following information: (i) the number of issued and outstanding shares of Common Stock, (ii) the number of shares of Common Stock issuable upon the exercise of options, warrants or other rights of purchase which were exercisable as of December 31, 1996, including the exercise price for each such share;
(iii) the number of shares of Common Stock issuable upon the exercise of options, warrants or other rights of purchase which were not exercisable as of December 31, 1996, including the exercise price for each such share and
(iv) the number of shares of Common Stock issuable pursuant to any other contract, option, warrant or commitment of any character granted or issued by Rio Grande. The shares of Common Stock issuable upon the exercise of all options, warrants or other rights of purchase have been duly reserved for issuance upon such exercise. Since December 31, 1996, Rio Grande has not issued or agreed to issue any shares of Common Stock or any options, warrants or other rights to purchase Common Stock.

      (b) On the Closing Date, after giving effect to the consummation of the transactions contemplated by this Agreement, to the knowledge of Rio Grande no person or group that would be required to report its ownership of Rio Grande's equity securities on a Schedule 13D or an amendment thereto will be the legal or beneficial owner (within the meaning of Rule 13d-3 promulgated by the Commission pursuant to the Exchange Act) of 5% or more of the issued and outstanding Common Stock other than as set forth on
Schedule 3.1.2(b).

      (c) No Person has any preemptive right to purchase or subscribe for any shares of Common Stock, preferred stock or any other securities of Rio Grande. Except for the Series B Preferred Stock (which is convertible into shares of Common Stock) and except as disclosed on Schedule 3.1.2(a), there are no outstanding securities of Rio Grande or any of its Subsidiaries which are convertible into or exchangeable for any shares of Rio Grande capital stock; there are no existing contracts, options, warrants, calls or similar commitments of any character granted or issued by Rio Grande or any of its Subsidiaries calling for or relating to the issuance or transfer of shares of capital stock or any other securities of Rio Grande or any of its Subsidiaries; and there are no stock appreciation rights, contingent interest certificates or coupons, phantom stock rights or similar interests granted or issued by Rio Grande.

      (d) Except as set forth on Schedule 3.1.2(d), the Company has no obligation to register any of its Common Stock or other securities under the Securities Act.

      (e) Cumulative voting in the election of directors of Rio Grande is not permitted. Except as set forth on Schedule 3.1.2(e), to Rio Grande's knowledge there exist (and upon consummation of the transactions contemplated by this Agreement, there will exist) (a) no voting trusts, voting agreements or other arrangements by or among any of its stockholders regarding the voting of Rio Grande Common Stock and (b) no agreements between any of the stockholders or one or more groups of stockholders of Rio Grande who hold individually or beneficially 5% or more of Rio Grande's equity securities and Rio Grande related to Rio Grande or its capital stock.

      SECTION 3.1.3 Authorization and Enforceability. All corporate action on the part of Rio Grande and its directors and stockholders necessary for the authorization, execution, delivery and performance by Rio Grande of this Agreement, the Registration Rights Agreement and the Acquisition Agreement (and related agreements) to which Rio Grande is a party, as the case may be; the consummation of the transactions contemplated hereby and thereby (including the Acquisition); and the authorization of the Preferred Stock and issuance and delivery of the Purchased Shares have been taken. Each of this Agreement and the Acquisition Agreement is a legal, valid and binding obligation of Rio Grande, enforceable against Rio Grande in accordance with its terms, except as limited by bankruptcy, insolvency or other laws affecting creditors' rights generally or by general equitable principles. Upon execution, the Registration Rights Agreement will be a legal, valid and binding obligation of Rio Grande, enforceable against Rio Grande in accordance with its terms, except as limited by bankruptcy, insolvency or other laws affecting creditors' rights generally or by general equitable principles. The Purchased Shares, when issued, sold and delivered in accordance with the terms of this Agreement, and the Series C Preferred Stock when issued and delivered pursuant to the Certificate of Designation, and the Option Shares when issued, sold and delivered in accordance with the terms of this Agreement, will be duly and validly issued, fully paid, non-assessable and free and clear of all liens, charges, claims and encumbrances. The shares of Common Stock issuable upon the conversion of Series B Preferred Stock have been duly reserved for issuance upon the conversion of Series B Preferred Stock and, when issued upon the conversion of Series B Preferred Stock in accordance with the Charter Certificate of Designation, will be duly and validly issued, fully paid and non-assessable and free and clear of all liens, charges, claims and encumbrances.

      SECTION 3.1.4 Title to and Condition of Assets. Except as set forth on Schedule 3.1.4, Rio Grande and each of its Subsidiaries has good and valid title to all properties, assets and rights of every name and nature now reflected as being owned by it in the books and records from which it prepares financial statements, free from all defects, liens, charges and encumbrances whatsoever (other than insubstantial defects in title customary in the oil and gas industry and other liens which singly and in the aggregate do not materially detract from the value or impair the use of the affected properties). The material tangible assets of Rio Grande and its Subsidiaries, which are reasonably necessary for the operation of the business of Rio Grande and its Subsidiaries taken as a whole, are in good working condition, ordinary wear and tear excepted, are able to serve the function for which they are currently being used, and to Rio Grande's knowledge there are no conditions or events which would prevent continued normal operation of said material tangible assets.

      SECTION 3.1.5 Subsidiaries and Other Investments. Except as indicated on Schedule 3.1.5, Rio Grande does not own, directly or indirectly, any shares of capital stock of any corporation or hold any equity or ownership interest in any other Person.
      SECTION 3.1.6 Financial Statements. Copies of (a) the Rio Grande Audited Balance Sheet, and related audited statements of income, earnings and cash flows for the fiscal year then ended, including the notes thereto (collectively, the "Rio Grande Audited Financial Statements") and (b) the unaudited balance sheet of Rio Grande and its Subsidiaries as of October 31, 1996 as filed with the Commission on Form 10-QSB (the "Rio Grande Unaudited Balance Sheet"), and related unaudited statements of income, earnings and cash flow for the nine months then ended (collectively, the "Rio Grande Unaudited Financial Statements"), are included in the Publicly Filed Documents that have heretofore been delivered to Purchaser. The Rio Grande Audited Financial Statements have been prepared from the books and records of Rio Grande and its Subsidiaries in conformity with GAAP applied on a basis consistent with the applicable prior date or period and present fairly in all material respects the financial condition of Rio Grande and its Subsidiaries as at the Audit Date and the results of operations and cash flow of Rio Grande and its Subsidiaries for the periods indicated.
The Rio Grande Unaudited Financial Statements have been prepared from the books and records of Rio Grande and its Subsidiaries in conformity with GAAP (subject to normal year-end audit adjustments and the absence of footnotes) and present fairly in all material respects the financial condition of Rio Grande and its Subsidiaries as at the Interim Balance Sheet Date and the results of operations and cash flow of Rio Grande and its Subsidiaries for the nine months then ended. The books of account of Rio Grande and its Subsidiaries fairly reflect all material transactions of Rio Grande and its Subsidiaries and are correct and complete in all material respects.

      SECTION 3.1.7 Absence of Undisclosed Liabilities. As of the Interim Balance Sheet Date, Rio Grande had (and as of the date hereof Rio Grande has and as of the Closing Date Rio Grande will have) no material liabilities (matured or unmatured, fixed or contingent) known to it which are not fully reflected or provided for on the Rio Grande Unaudited Balance Sheet as at the Interim Balance Sheet Date), or any material loss contingency (as defined in State of Financial Accounting Standards No. 5) known to it whether or not required by GAAP to be shown on the Rio Grande Unaudited Balance Sheet, except obligations to perform under commitments incurred in the ordinary course of business after the Interim Balance Sheet Date. A portion of the monthly revenues received by Rio Grande's Subsidiaries from offshore properties located in the Gulf of Mexico is deducted by the operator to fund future estimated abandonment costs. The amount of the abandonment escrow and the accrued platform abandonment expense recognized by Rio Grande is based on the ratio of produced reserves to the remaining proved producing reserves of the properties based upon information provided by the operator of the respective properties.

      SECTION 3.1.8 Pro Forma Financial Information and Projections. A true and correct copy of the Acquisition Agreement has heretofore been filed with the Commission on December 16, 1996 as an Exhibit to a Periodic Report on Form 10QSB and has been delivered to Purchaser. Purchaser has been furnished copies of (i) a pro forma balance sheet of Rio Grande and its Subsidiaries as of July 31, 1996 giving effect to the Acquisition as of such date (the "Pro Forma Balance Sheet") and (ii) a projected statement of earnings and cash flows of Rio Grande for the fiscal year ended January 31, 1997, projected statements of earnings and cash flow for Rio Grande and its Subsidiaries for fiscal years ended January 31, 1998 through January 31, 2007, the projected year end balance sheet for Rio Grande and its Subsidiaries as of January 31, 1997, and the projected year-end balance sheets for Rio Grande and its Subsidiaries for the fiscal years ending January 31, 1998 through January 31, 2001 (collectively the "Projections"). The Projections were prepared in good faith and were and are based upon the assumptions reflected therein, which Purchaser acknowledges having reviewed and having had an opportunity to discuss with representatives of Rio Grande.

      SECTION 3.1.9 Minute Books. The copies of the minute books of Rio Grande and its Subsidiaries which were delivered to Purchaser are complete in all material respects and reflect all transactions referred to in such minutes in all material respects.

      SECTION 3.1.10 Leases. Schedule 3.1.10 sets forth leases pursuant to which Rio Grande and any of its Subsidiaries lease real or personal property. Except as specifically noted on Schedule 3.1.10, all leases and other agreements pursuant to which Rio Grande or its Subsidiaries lease from others real or personal property that serve as collateral pursuant to the Senior Loan Agreements are in good standing, valid and effective in accordance with their respective terms without any material defaults thereunder, and to Rio Grande's knowledge, all other leases and agreements pursuant to which Rio Grande or its Subsidiaries lease from others real or personal property are in good standing, valid and effective in accordance with their respective terms without any material defaults thereunder.

      SECTION 3.1.11 Proprietary Rights. As of the date hereof and from and after the Closing Date, each of Rio Grande and its Subsidiaries will own or have the unrestricted right to use all Proprietary Rights that are necessary to permit the business of Rio Grande and its Subsidiaries, as they propose to conduct them, to be carried on after the Closing Date in the manner in which they are currently conducted. To Rio Grande's knowledge, the use of such Proprietary Rights by Rio Grande and/or its Subsidiaries does not and will not violate or infringe on the proprietary rights of any third party, there is no claim, action, proceeding or investigation pending or threatened against Rio Grande or any of its Subsidiaries with respect to any of such Proprietary Rights and none of Rio Grande and its Subsidiaries have any knowledge that any third party is infringing any of such Proprietary Rights. Neither Rio Grande nor any of its Subsidiaries is in material default under any license or other agreement relating to any of such Proprietary Rights and all such licenses and agreements are valid, enforceable and in full force and effect and there is no event or condition which, with notice or lapse of time, or both, would constitute an event of default under such licenses or agreements.

      SECTION 3.1.12 Insurance. Rio Grande and its Subsidiaries maintain insurance with reputable insurers with respect to their respective properties and business against such casualties and contingencies and in such types and amounts as are set forth on Schedule 3.1.12. All such insurance policies are in full force and effect and Rio Grande and its Subsidiaries are not in default under any such policy. True and complete summaries of such policies as in effect on the date hereof have been provided to Purchaser. Such policies provide insurance coverage adequate to comply with worker's compensation, transportation and other laws applicable to Rio Grande and/or its Subsidiaries and any permits, licenses, approvals and/or contracts to which Rio Grande and/or its Subsidiaries are parties.

      SECTION 3.1.13 Taxes. Rio Grande and each of its Subsidiaries has duly filed all tax reports and returns (including all federal, state and local income tax, franchise tax, gross receipts, sales tax, wage tax and real and personal property tax returns) required to be filed by it, has duly paid all taxes and other charges (including customs duties) reflected on such tax reports and returns as being due and has withheld all taxes required to be withheld by it by any federal, state, local or foreign taxing authority, excepting in each case such taxes as are being contested in good faith or where the failure to pay such taxes would not have a Material Adverse Effect on the Company and its Subsidiaries on a consolidated basis. The federal and state income tax returns of Rio Grande and its Subsidiaries have never been audited. There are no outstanding waivers by Rio Grande or any of its Subsidiaries to extend the statute of limitations on any tax assessment or powers of attorney relating thereto. Neither Rio Grande nor any of its Subsidiaries has filed with the Internal Revenue Service any election or consent under Section 341(f) of the Code. As of January 31, 1996, the net operating loss carryforward of Rio Grande as reflected in its federal income tax return, Form 1120, was $16,964,968. To Rio Grande's knowledge, there have been no transfers by or among holders of five percent or more of the Common Stock that have resulted in a limitation on the net operating loss carryforward.

      SECTION 3.1.14 Disclosure of Contracts and Arrangements. To Rio Grande's knowledge, the exhibits listed in the Publicly Filed Documents constitute all of the contracts that would be required to be filed pursuant to Item 601(b)(4), (9), (10), (22), and (23) of Regulation S-B (as
promulgated by the Commission) if an Annual Report on Form 10-KSB were being filed on the Closing Date. Accurate and complete copies of all such contracts have heretofore been furnished to Purchaser, all contracts referenced in the first sentence hereof are valid and in full force and effect, and neither Rio Grande nor any of its Subsidiaries is in material default, and has not been notified by any other party that it is in material default, under any contract described above. To Rio Grande's knowledge, no party with whom Rio Grande or any of its Subsidiaries has an agreement which is of material importance to Rio Grande or any of its Subsidiaries is in default thereunder. Neither Rio Grande nor any of its Subsidiaries is subject to any contract, the performance of which it reasonably anticipates could have a Materially Adverse Effect or would be considered unreasonably burdensome in its industry. The Annual Report on Form 10-KSB for the fiscal year ended on the Audit Date, and all other Publicly Filed Documents complied in form with all rules and regulations of the Commission and accurately described the affairs and condition of Rio Grande and its Subsidiaries for the periods indicated therein in all material respects.

      SECTION 3.1.15 No Adverse Changes. Except as set forth in Schedule 3.1.15, since the Interim Balance Sheet Date there has not been:

           ()    any material adverse change in the condition (financial or otherwise including environmental matters), assets, liabilities, business or business prospects of Rio Grande or its Subsidiaries from that shown by the Rio Grande Unaudited Balance Sheet as at the Interim Balance Sheet Date;

           (b) any dividend, declaration, setting aside or payment or other distribution in respect of any of Rio Grande's capital stock or any direct or indirect redemption, purchase or other acquisition of any of such stock by Rio Grande;

           (c) any labor dispute, or any other event, development, or condition, of any character, or threat of the same, materially adversely affecting the business or business prospects of Rio Grande of its Subsidiaries;

           (d) any asset or property of Rio Grande or its Subsidiaries made subject to a lien of any kind (other than insubstantial defects in title customary in the oil and gas industry and other liens which singly and in the aggregate do not materially detract from the value or impair the use of the affected properties);

           (e) any material liability or obligation incurred by Rio Grande or its Subsidiaries, other than liabilities or obligations incurred in the ordinary course of business;

           (f) any waiver of any valuable right of Rio Grande or its Subsidiaries or any cancellation of any debt or claim held by Rio Grande or its Subsidiaries, in either case in an amount that would be material to Rio Grande and its Subsidiaries on a consolidated basis;

           (g) any issuance of any stock, bonds or other securities (including options, warrants, or rights) of Rio Grande or its Subsidiaries or any agreements or commitments respecting the same (except as contemplated hereby);

           (h) any sale, assignment or transfer of any material tangible or intangible assets of Rio Grande or its Subsidiaries except with respect to tangible assets in the ordinary course of business;

           (i) any extraordinary increase, direct or indirect, in the compensation paid or payable to any officer, director, employee or agent of Rio Grande or its Subsidiaries;

           (j) any wage or salary increase applicable to any group or classification of employees generally (other than in connection with the general salary plan of Rio Grande or its Subsidiaries), any employment contract with or loan to any officer or employee, or any material transaction of any other nature with any director, officer, shareholder or employee of Rio Grande or its Subsidiaries except on terms no less favorable to Rio Grande than would be obtained in an arms length transaction with an unaffiliated third party;

           (k) any material transaction, contract or commitment outside the ordinary course of business, except as contemplated by this Agreement, the Acquisition Agreement, the Senior Loan Agreements (as amended), the Reid Engagement and the transactions contemplated hereby and thereby;

           (l) any material change in its accounting methods or practices; or

           (m) any event requiring the Company to file a Current Report on Form 8-K.

      SECTION 3.1.16 Litigation. There is no action, suit, proceeding or investigation pending or, to the knowledge of Rio Grande, threatened against or affecting Rio Grande or any of its Subsidiaries or any property or right of Rio Grande or any of its Subsidiaries, and neither Rio Grande nor any of its Subsidiaries is aware of any facts which would provide a valid basis for any investigation, action, suit, proceeding or claim.

      SECTION 3.1.17 Compliance with Laws. Rio Grande and each of its Subsidiaries has complied with and is not in default in any respect under, any law, ordinance, requirement, regulation, rule or order applicable to its business, including equal employment opportunity laws, employee safety laws, Environmental Laws, transportation, equipment safety laws and other governmental regulations affecting the conduct of its business, except where the failure to so comply would not have a Material Adverse Effect on Rio Grande and its Subsidiaries or on a consolidated basis. Neither Rio Grande nor any of its Subsidiaries is subject to any continuing court or administrative order, writ, injunction or decree, applicable specifically to it, its business, property or employees, or, is in default with respect to any order, writ, injunction or decree of any court or federal, state, municipal or other governmental department, commission, board, agency or instrumentality, domestic or foreign.

      SECTION 3.1.18 Absence of Conflicts. The execution and delivery of this Agreement, the Registration Rights Agreement, the Swap Agreement, the Stockholders Agreement and the Acquisition Agreement, the consummation of the transactions provided for herein or therein (including the Acquisition) and the fulfillment by Rio Grande and/or any of its Subsidiaries of the terms hereof or thereof, do not and/or will not (a) conflict with or result in a breach of any provision of the Charter or By-laws or the charter or by-laws or partnership agreement or other organizational documents of any of its Subsidiaries, (b) result in a conflict or default or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, loan agreement, indenture, license, lease, agreement or other instrument or obligation to which Rio Grande or any of its Subsidiaries is a party or by which Rio Grande or any of its Subsidiaries is bound (including the Senior Loan Agreements but excluding the 11.5% Notes), (c) violate any order, writ, injunction, decree, or any statute, rule or regulation applicable to Rio Grande or any of its Subsidiaries or any of the material properties or assets of Rio Grande or any of its Subsidiaries or (d) conflict with or give rise to any right of termination under, or materially and adversely affect, any material permit, license or authorization of any governmental authorizations used or required by Rio Grande or any of its Subsidiaries.

      SECTION 3.1.19 Consents. No consent, approval or other action by any local, state, federal or foreign governmental authority or any third person is required in connection with the execution and delivery by Rio Grande of this Agreement, the Registration Rights Agreement and the Acquisition Agreement and the consummation of the transactions contemplated hereby and thereby except for consents and approvals that have been obtained as of the Closing Date.

      SECTION 3.1.20  Employee Benefit Plans.

      (a) No Plan is subject to Title IV of ERISA and no Plan is a "multiemployer plan" (as that term is defined in sections 3(37) and 4001(a)(3)of ERISA).

      (b) To the extent required by applicable law or regulations, all Plans have been accurately described in the Publicly Filed Documents and there have been no material changes in the provisions thereof.

      (c) All Plans comply and have been administered in form and operation in all material respects with all requirements of applicable law.

      (d) There are no actions, suits, or claims (except for the one outstanding employment claim summarized on Schedule 3.1.20) pending or threatened involving any Plan or the assets thereof and no facts exist which could give rise to any such actions, suits or claims (other than routine claims for benefits).

      (e) No Plan provides pension, post-retirement medical or post-retirement life insurance benefits (except as may be required by section 601 of ERISA or section 4980B of the Code).

      (f) There have been no "prohibited transactions" (as described in section 406 of ERISA) with respect to any Plan and neither the Company nor any Subsidiary has otherwise engaged in any prohibited transaction.

      (g) To the extent required, actuarially adequate accruals for all obligations under each of the Plans are reflected in the Rio Grande Audited Financial Statements and such obligations include a pro rata amount of the contributions that would otherwise have been made in accordance with past practices and applicable law for plan years which include the Closing Date.

      SECTION 3.1.21 Labor Relations. Neither Rio Grande nor any of its Subsidiaries is a party to any collective bargaining agreement. No strike, work stoppage or other labor dispute relating to Rio Grande or any of its Subsidiaries is pending or, to the knowledge of Rio Grande or any of its Subsidiaries, is threatened and no application for certification of a collective bargaining agent is pending or, to the knowledge of Rio Grande or any of its Subsidiaries, is threatened. There are no unfair labor practice charges or grievances pending or in process or, to Rio Grande's knowledge, threatened by or on behalf of any employee of Rio Grande or any of its Subsidiaries nor have any complaints been received by Rio Grande or any of its Subsidiaries or, to the knowledge of Rio Grande or any of its Subsidiaries, threatened or filed, with any federal, state or local governmental agencies alleging employment discrimination or other violations of laws pertaining to such employees.

      SECTION 3.1.22 Compensation, Ownership and Conflicts of Interest. The Publicly Filed Documents set forth in all material respects the information required by Regulation S-B, Items 401-404 to be disclosed in such Publicly-Filed Documents for the periods covered thereby. Since the dates and periods covered by the Publicly-Filed Documents no material change has occurred in the type, nature or amount of the arrangements and transactions covered by such items in Regulation S-B.

      SECTION 3.1.23 Licenses and Permits. Rio Grande and each of its Subsidiaries has all material licenses, permits and other authorizations of governmental authorities, domestic and foreign, used or required by it in the conduct of its business, is in full compliance with the material terms of and requirements that are conditions to the existence of such material licenses, permit and other authorization, and has not received any notice (nor does Rio Grande or any of its Subsidiaries have any reason to believe) that revocation is being considered with respect to any of such material licenses, permits or authorizations.

      SECTION 3.1.24 Absence of Certain Payments. Neither Rio Grande nor any of its Subsidiaries, or any Person acting with knowledge or authorization of Rio Grande on behalf of Rio Grande or its Subsidiaries, has made any payment to or conferred any benefit, directly or indirectly, on suppliers, customers, employees or agents of suppliers or customers, or officials or employees of any government or agency or instrumentality of any government (domestic or foreign) or any political parties or candidates for office, which is or was unlawful.

      SECTION 3.1.25  Environmental Matters.   Except as set forth in
Schedule 3.1.25, (a) all facilities and property (including underlying groundwater) owned, leased or operated by Rio Grande or any of its Subsidiaries have been, and continue to be, owned, leased or operated by Rio Grande and its Subsidiaries in material compliance with all Environmental Laws; (b) there have been no past, and there are no pending or, to the knowledge of Rio Grande, threatened (i) claims, complaints, notices or inquiries to, or requests for information received by, Rio Grande or any of its Subsidiaries with respect to any alleged violation of any Environmental Law, or (ii) claims, complaints, notices or inquiries to, or requests for information received by, Rio Grande or any of its Subsidiaries regarding potential liability under any Environmental Law or under any common law theories relating to operations or the condition of any facilities or property (including underlying groundwater) owned, leased or operated by Rio Grande or any of its Subsidiaries; (c) there have been no Releases of Hazardous Materials at, on or under any property now or previously owned or leased or operated by Rio Grande or any of its Subsidiaries that, singly or in the aggregate, have, or may reasonably be expected to have, a Material Adverse Effect; (d) Rio Grande and its Subsidiaries have been issued and are in material compliance with all material permits, certificates, approvals, licenses and other authorizations required under Environmental Laws; (e) no property now or previously owned, leased or operated by Rio Grande or any of its Subsidiaries is listed or, to Rio Grande's knowledge proposed for listing, on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any other federal or state list of sites requiring investigation or clean-up; (f) there are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under any property now or previously owned, leased or operated by Rio Grande or any of its Subsidiaries that, singly or in the aggregate, have, or may reasonably be expected to have, a Material Adverse Effect; (g) neither Rio Grande nor any Subsidiary of Rio Grande has directly transported or directly arranged for the transportation of any Hazardous Material to any location which is listed or, to Rio Grande's knowledge proposed for listing, on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar federal or state list or which is the subject of federal, state or local enforcement actions or other investigations which may reasonably be expected to lead to claims against Rio Grande or such Subsidiary thereof for any remedial work, damage to natural resources or personal injury, including claims under CERCLA; (h) there are no polychlorinated biphenyls, radioactive materials or friable asbestos present at any property now or previously owned or leased or operated by Rio Grande or any Subsidiary of Rio Grande that, singly or in the aggregate, have, or may reasonably be expected to have, a Material Adverse Effect; and (i) to the knowledge of Rio Grande, no conditions exist at, on or under any property now or previously owned or leased or operated by Rio Grande or any of its Subsidiaries which, with the passage of time, or the giving of notice or both, would give rise to liability under any Environmental Law which may reasonably be expected to have a Material Adverse Effect.

      SECTION 3.1.26  Fees and Commissions.  Except as set forth on
Schedule 3.1.26, neither Rio Grande nor any Person acting on behalf of Rio Grande has retained any finder, broker, agent, financial advisor or other intermediary (collectively, "Rio Grande Intermediary") in connection with the transactions contemplated hereby. Rio Grande shall indemnify and hold harmless Purchaser from liability for any compensation to any Rio Grande Intermediary (including, without limitation, any Persons listed in Schedule 3.1.26) and the fees and expenses of defending against such liability or alleged liability.

      SECTION 3.1.27 Regulation G, Etc. None of the proceeds from the sale of the Purchased Shares or Option Shares will be used, directly or indirectly, for the purpose of purchasing or carrying any "margin stock" as defined in Regulation G (12 CFR Part 207) of the Board of Governors of the Federal Reserve System (herein called "margin stock") or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry margin stock or for any other purpose which might constitute this transaction or transactions relating to the Acquisition a "purpose credit" within the meaning of Regulation G. Neither Rio Grande, any of its Subsidiaries nor any agent acting on its behalf has taken or will take any action which might cause this Agreement to violate Regulation G, T, U or X or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Exchange Act.

      SECTION 3.1.28  Senior Loan Agreements; No Restrictive Covenants.
All agreements between Rio Grande and/or its Subsidiaries and Comerica Bank-Texas are listed on Schedule 3.1.28. Rio Grande has delivered to Purchaser true, correct and complete copies of the Senior Loan Agreements, as in effect on the date hereof and as at the Closing. Except as set forth in the Senior Loan Agreements, there are no contractual arrangements to which Rio Grande or any of its Subsidiaries is a party or is bound that would prohibit or restrict the dividend payments on any series of Preferred Stock or the redemption, conversion or issuance of any Preferred Stock or Common Stock in accordance with the terms of this Agreement and/or the Certificate of Designation or that would limit or prevent any Subsidiaries of Rio Grande from paying dividends or making advances to its immediate corporate parent. The Senior Loan Agreements are in full force and effect and there does not exist any default thereunder and Rio Grande is not aware of any presently existing facts or circumstances which with the passage of time would result in a default under the Senior Loan Agreements.

      SECTION 3.1.29 Holding Company and Investment Company Status. Neither Rio Grande nor any of its Subsidiaries is a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company", or a "public utility", within the meaning of the Public Utility Holding Company Act of 1935 or a "public utility" within the meaning of the Federal Power Act. Neither Rio Grande nor any of its Subsidiaries is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940 or an "investment adviser" within the meaning of the Investment Advisers Act of 1940.

      SECTION 3.1.30 Absence of Untrue Statements. Neither this Agreement nor any Schedule or Exhibit, nor any other document, certificate or statement prepared by Rio Grande and furnished or to be furnished to Purchaser by Rio Grande in connection with the transactions contemplated hereby, taken as a whole, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein and therein not misleading. There is no fact relating to the condition (financial or otherwise), properties, assets, operations, results of operations, business or prospects of Rio Grande which could reasonably be expected to have a Material Adverse Effect which has not been disclosed to Purchaser.

      SECTION 3.2 Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Rio Grande as of the date hereof and as of the Closing Date as follows:

      SECTION 3.2.1 Purchase for Investment. Purchaser is acquiring the Purchased Shares for investment and not with a present view to distributing all or any part thereof in any transaction or series of transactions which would constitute a "distribution" within the meaning of the Securities Act, subject at all times to the right of such Purchaser to dispose of its property in its own discretion subject to the provisions of Section 6.2. Purchaser acknowledges that the Purchased Shares have not been registered under the Securities Act. Purchaser agrees that Purchased Shares will bear a legend or legends substantially to the effect of the legend or legends set forth in Section 6.2 hereto.

      SECTION 3.2.2 Investor Qualifications. Purchaser is an "accredited investor" as defined in Rule 501 promulgated by the Commission pursuant to the Securities Act.

      SECTION 3.2.3 Due Authorization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Kansas and has full corporate power and authority to enter into this Agreement and to perform the transactions contemplated herein. This Agreement, the Registration Rights Agreement, the Stockholders' Agreement, and the Swap Agreement have been duly and validly executed and delivered by Purchaser (or the respective affiliate of Purchaser made a party thereto) and each constitutes the legal, valid and binding obligation of Purchaser (or such affiliate), enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or other laws affecting creditors' rights generally or by the availability of equitable remedies.

      SECTION 3.2.4 Consents. All consents, approvals, qualifications, licenses, orders or authorizations of, or filings with, any governmental authority required in connection with Purchaser's valid execution, delivery and performance of this Agreement have been obtained or made, or will as of the Closing Date have been obtained or made.

      SECTION 3.2.5 No Violation. The execution and delivery by Purchaser of this Agreement and the execution and delivery by Purchaser and/or an affiliate of Purchaser of all other agreements and instruments to be executed and delivered by Purchaser or such affiliate in connection herewith, the consummation by Purchaser and any such affiliate of the transactions provided for herein and therein and contemplated hereby or thereby, and the fulfillment by Purchaser or such Affiliate of the terms hereof and thereof, will not (a) conflict with or result in a breach of any provision of Purchaser's or such affiliate's certificate of incorporation or by-laws or (b) result in a default, give rise to any right of termination, cancellation or acceleration, or require any consent or approval, under any of the terms, conditions or provisions of any note, bond, mortgage, loan agreement, indenture, license, agreement, lease or any other instrument or obligation to which Purchaser or Purchaser's respective affiliate is a party or by which it is bound.

      SECTION 3.2.6 Brokers and Finders. Neither Purchaser nor any Person acting on behalf of such Purchaser has retained any finder, broker, agent, financial advisor or other intermediary in connection with the transactions contemplated by this Agreement.

                              ARTICLE FOUR

                        CONDITIONS TO THE CLOSING

      SECTION 4.1 Conditions to Obligations of Purchaser. The obligation of Purchaser to purchase the Purchased Shares at the Closing is subject to the fulfillment on or before the Closing of the following conditions:

      SECTION 4.1.1 Representations and Warranties; Performance. (a) (i) The representations and warranties set forth in Section 3.1 shall be accurate as of the Closing Date and (ii) since the Interim Balance Sheet Date, there shall have been no Material Adverse Change; and (b) Rio Grande shall have performed all obligations and complied with all covenants and agreements required to be performed or to be complied with by it under this Agreement on or prior to the Closing Date.

      SECTION 4.1.2 Stockholders' Agreement; Employment Agreements. Robert A. Buschman, Guy Bob Buschman and Purchaser shall have executed a Stockholders' Agreement and Purchaser shall have been provided copies of fully executed Employment Agreements between Rio Grande and each of Guy Bob Buschman and Gary Scheele, in each case such agreements being in form and substance satisfactory to Purchaser.

      SECTION 4.1.3 Consents. Any foreign, federal, state or local governmental authority or regulatory agency having jurisdiction, to the extent that its consent, approval or other action is required for the consummation of the transactions contemplated by this Agreement or the agreements entered into in connection herewith, shall have granted such required consents or approvals and taken any other such required actions.

      SECTION 4.1.4 Proceedings and Documents. As of the Closing, all corporate and other proceedings in connection with the transactions contemplated hereby, and all documents and instruments incident to such transactions, and all documents to be delivered to Purchaser pursuant to
Section 2.4, shall be satisfactory in form and substance to, and shall have been delivered to, Purchaser and, as to legal matters, its counsel, and Purchaser shall have received at or prior to the Closing any other documents as it shall have reasonably requested.

      SECTION 4.1.5 Indebtedness; Acquisition. No default shall exist under any of the Senior Loan Agreements and all conditions to the consummation of the Acquisition (other than the payment of the purchase price) shall have been satisfied on the day of Closing.

      SECTION 4.1.6 Qualifications. As of the Closing, all authorizations, approvals or permits of, or filings with, any governmental authority, including state securities or "Blue Sky" authorities, that are required by law in connection with the lawful sale and issuance of the Purchased Shares shall have been duly obtained by Rio Grande, and shall be effective as of the Closing.

      SECTION 4.1.7 Authorization. Purchaser shall have received approval from its upper management or board of directors, as the case may be, to close the transactions contemplated hereunder.

      SECTION 4.2 Conditions Precedent to Obligations of Rio Grande. The obligation of Rio Grande to issue and sell the Purchased Shares at the Closing is subject to the fulfillment on or before the Closing of the following condition:

      SECTION 4.2.1 Representations and Warranties. The representations and warranties set forth in this Agreement made by Purchaser shall be accurate as of the Closing Date as if made on the Closing Date.

      SECTION 4.2.2 Senior Loan Agreements; Acquisition. The Senior Loan Agreements shall have been modified and amended in such respects as shall in form and substance be satisfactory to Rio Grande, and all conditions to the consummation of the Acquisition (other than payment of the purchase price) shall have been satisfied on the date of Closing.


                              ARTICLE FIVE

                                COVENANTS

      Rio Grande hereby covenants and agrees with Purchaser as follows:

      SECTION 5.1 Regular Reporting Information. Rio Grande will furnish to Purchaser by overnight courier not later than five days following the filing by Rio Grande or any of its Subsidiaries with the Commission, a copy of each report on Form 8-K, 10-QSB or 10-KSB under the Exchange Act, each registration statement filed pursuant to the Securities Act and each communication delivered to its stockholders as a class.

      SECTION 5.2     Other Information.

      (a) Promptly after the occurrence thereof, Rio Grande will (unless Purchaser specifically otherwise directs in writing) notify Purchaser of the existence and nature of a default under the Senior Loan Agreements and the steps that it intends to take to cure such default. During the pendency of any such default, Rio Grande shall provide to Purchaser, upon Purchaser's reasonable request, with reports as to such default and/or its efforts to cure same.

      (b) Upon the reasonable request of Purchaser, Rio Grande will deliver to Purchaser other information and data, not proprietary in nature (in the good faith judgment of Rio Grande), pertaining to its business, financial and corporate affairs to the extent that such delivery will not violate any then applicable laws or any contracts of Rio Grande with third persons. Rio Grande will permit any Person designated by Purchaser in writing, at the expense of Purchaser, to visit and inspect any of the properties of Rio Grande, including its books of account, and to discuss its affairs, finances and accounts with Rio Grande's officers or directors, all at such reasonable times and as often as Purchaser may reasonably request, all in a manner consistent with the reasonable security and confidentiality needs of Rio Grande, provided, that Rio Grande shall be under no such obligation (i) with respect to information deemed in good faith by Rio Grande to be proprietary or (ii) if Rio Grande's board of directors reasonably believes such visit, inspection or discussion would violate applicable laws or any contract with third persons.
Notwithstanding the foregoing, Purchaser acknowledges that in connection with its review of information and data pertaining to Rio Grande it will be provided information that has not been publicly disclosed and may constitute material inside information within the meaning of applicable securities laws. Purchaser agrees to retain in confidence all such information, data, reports, compilations or reviews, to refrain from disclosing any of such information to any third party until and unless such information is otherwise publicly disclosed, to use such information solely and exclusively as permitted by law, and to permit no use of such information that would or might be detrimental to Rio Grande from a competitive standpoint or otherwise.

      (c) Business Plan. Not less than 30 days prior to the commencement of each fiscal year, Rio Grande shall provide to Purchaser a business plan for such fiscal year; provided, however, the business plan for the fiscal year ending January 31, 1998 shall be provided to Purchaser within thirty days of Closing. The business plan shall be in form and substance reasonably satisfactory to Purchaser and shall in any event cover those items described in Exhibit D. Within 30 days after the end of each fiscal quarter, Rio Grande shall provide to Purchaser a summary comparing the business plan to Rio Grande's actual performance during such fiscal quarter.

      SECTION 5.3     Rule 144 and Rule 144A Information.  Rio Grande shall
(i) make and keep "current public information" "available" (as both such terms are defined in Rule 144 under the Securities Act), (ii) timely file with the Commission, in accordance with all rules and regulations applicable thereto, all reports and other documents (x) required of Rio Grande for Rule 144, as it may be amended from time to time (or any rule, regulation or statute replacing Rule 144), to be available to stockholders of Rio Grande and (y) required to be filed under section 15(d) of the Exchange Act, notwithstanding that Rio Grande's duty to file such reports or documents may be suspended or otherwise terminated under the express terms of such provision and (iii) upon request by Purchaser, furnish to Purchaser a written statement by Rio Grande that it has complied with the reporting requirements of the Exchange Act and Rule 144, together with a copy of the most recent annual or quarterly report of Rio Grande and such reports and documents filed by Rio Grande with the Commission as may reasonably be requested by Purchaser. Rio Grande shall, upon Purchaser's request or upon the request of a prospective buyer (a "Prospective Buyer") of shares of Common Stock or Preferred Stock, deliver to Purchaser and such Prospective Buyer, all information described in Section (d)4(i) of Rule 144A under the Securities Act (all of such information being "reasonably current" as described in such Section (d)4(i)) if Rio Grande (x) is not subject to Section 13 or 15(d) of the Exchange Act, and (y) is not exempt from reporting pursuant to Rule 12g3-2(b) under the Exchange Act.

      SECTION 5.4 Liability Insurance. Rio Grande will maintain in full force and effect a policy or policies of standard comprehensive general liability insurance underwritten by a financially sound and reputable U.S. insurance company (as of the date the policy is secured) insuring Rio Grande's and its Subsidiaries' properties and business against such losses and risks, and in such amounts, as are adequate for its business and as are customarily carried by entities of similar size engaged in the same or similar business. Such policies shall include property loss insurance policies, with extended coverage, sufficient in amount to allow the substantial replacement of any of its tangible properties which might be damaged or destroyed by the risks or perils normally covered by such policies. Rio Grande shall, upon the written request of Purchaser, purchase liability insurance covering the directors of Rio Grande.

      SECTION 5.5 Dividend and Redemption Restrictions. Except as otherwise permitted pursuant to the Certificate of Designation, so long as Purchaser is the holder of any Preferred Stock, neither Rio Grande nor any of its Subsidiaries shall enter into any contract or agreement except the Senior Loan Agreements as in effect on the Closing Date which by its terms restricts payments of dividends on, or redemptions or conversions of, shares of Rio Grande's capital stock and/or, in the case of the Subsidiaries of Rio Grande, restricts the making of advances to any Subsidiary of Rio Grande.

      SECTION 5.6 Payment of Notes. Upon Closing, Rio Grande shall segregate into a separate bank account funds sufficient to pay and discharge the 11.5% Notes. Rio Grande shall, as soon as reasonably practical after the Closing, prepay the 11.5% Notes in accordance with the terms thereof.

      SECTION 5.7 Treatment of Preferred Stock. Rio Grande shall treat all distributions (other than payments in redemption of the Preferred Stock that are not with respect to accrued but unpaid dividends) paid by it on the Preferred Stock as non-deductible dividends on all of its tax returns.

      SECTION 5.8 Price Risk Protection. Except as otherwise agreed by Purchaser, so long as Purchaser owns any Preferred Stock in Rio Grande, Rio Grande shall have price risk protection in place on Rio Grande's net oil and gas production using a 6:1 gas/oil ratio. This risk protection shall be in the form of one or more swap, hedge, floor, collar or similar agreements with a reputable institution that has a S&P long term unsecured debt rating of at least AA or a Moody's long term unsecured debt rating of Aa. Rio Grande shall have price risk management in place at closing that will extend for at least 12 months. Rio Grande shall inform Purchaser (or its affiliate) when Rio Grande desires to enter into a commodity price risk management agreement and shall grant Purchaser (or its affiliate) the right to match the terms of any proposal for commodity price risk management services. For the purposes of this Section, unless the Senior Lenders consent otherwise, Rio Grande shall not put in place such price risk protection in excess of the following amounts of barrels of oil (or its equivalent) per day or at a price less than the following: (a) through October 31, 1997, 700 barrels of oil and $20.09; (b) for the period November 1, 1997 through October 31, 1998, 600 barrels of oil and $20.66, and (c) November 1, 1998 through October 31, 1999, 500 barrels of oil and $20.23.

      SECTION 5.9     Negotiations Regarding Marketing Agreement.

      (a) Rio Grande will facilitate negotiations and discussions between Purchaser (or affiliate of Purchaser) and Highland Energy Company with regard to the prospective purchase by Purchaser (or such affiliate) of oil, natural gas and related hydrocarbons (collectively, "Products") produced from mineral properties owned or leased by Rio Grande; provided, however, any prospective agreements between Purchaser (or an affiliate of Purchaser), Rio Grande and/or Highland relating to the sale of Products to any entity affiliated with Purchaser must be in form and substance satisfactory to Rio Grande and its Senior Lenders and must provide to Rio Grande prices for its Product at least equivalent to the prices that could be obtained in an arms length transaction with an unaffiliated third party.

      (b) Within thirty (30) days of Closing, Rio Grande shall enter into one or more marketing agreements with Purchaser (or its affiliate) for the purchase, sale and transportation of all oil and gas products (i) produced by Rio Grande, (ii) that is currently under contract with another party to become effective at such time when the existing contract expires, and (iii) subsequently acquired by Rio Grande; provided, that such agreement shall be at arms-length, for a term of not less than five years, and shall incorporate terms and conditions satisfactory to Purchaser, Rio Grande and the Senior Lenders. Such marketing agreement would automatically be renewed on a year to year basis for so long as Purchaser (or its affiliate) owns a majority of the Series B Preferred Stock (or the equivalent of a majority of Series B Preferred Stock in the event of the conversion of such stock into Common Stock as provided herein). In respect to such marketing agreements:

           (i) Rio Grande would grant to Koch the right to purchase all crude oil/condensate and/or natural gas owned or controlled by Rio Grande (whether Rio Grande's owned/controlled interest is by lease, ownership or any other device), wherever located in the United States;

           (ii) Koch would have the right, but not the obligation, to purchase said crude oil/condensate and natural gas from Rio Grande on an outright basis;

           (iii) If Koch exercises this right in association with the purchase of crude oil/condensate it would pay a price equal to the highest price which Koch pays in the region where the crude/oil condensate is produced, for comparable term, location, and quantities of crude oil. Any deviations in these categories will trigger adjustments to the price paid. Prices payable for natural gas and associated products shall be based on the prices Rio Grande could receive under competitive marketing arrangements; and

           (iv) the specific details regarding the associated crude oil and natural gas purchase and sale transaction will be the subject of separate crude oil and natural gas purchase and sales contracts between Koch and Rio Grande.

      SECTION 5.10    Financing Right.

      (a) Financing Right of First Refusal. Before offering or selling any New Securities to any third party in a transaction principally designed to provide additional debt or equity financing for Rio Grande and/or its subsidiaries, Rio Grande shall first offer to sell such New Securities to Purchaser. If Rio Grande intends to so issue New Securities, it shall give each Holder written notice of such intention, describing the amount of funds Rio Grande wishes to raise, the type of New Securities to be issued, the price thereof and the general terms upon which Rio Grande proposes to effect such issuance. Purchaser shall have fifteen (15) days from the date when any such notice is received to agree to purchase all or part of such New Securities for the price and upon the general terms and conditions specified in Rio Grande's notice (or on such other terms as Rio Grande and Purchaser may agree upon during such 15-day period) by giving written notice to Rio Grande stating the quantity of New Securities to be so purchased.

      If at the end of such 15-day period (or the end of the additional ten-day period provided for overallotments) the Purchaser fails to exercise the foregoing right of first refusal with respect to all of the New Securities being offered by Rio Grande, Rio Grande may within 120 days after the end of such 15-day period sell such New Securities to a third party or parties at a price and upon general terms no more favorable to the purchasers thereof than specified in the foregoing notice given to Purchaser, provided that Rio Grande must first reoffer the New Securities to Purchaser pursuant to the preemptive right described in subparagraph (b) below. In the event Rio Grande has not sold such New Securities within such 120-day period, Rio Grande shall not thereafter issue or sell any New Securities without first offering such New Securities to Purchaser in the manner provided above in this subparagraph (a).

      (b) Preemptive Right. This subparagraph (b) shall apply to any offers by Rio Grande to issue or sell New Securities after Rio Grande first complies with subparagraph (a) above. Rio Grande hereby grants to Purchaser a right of first refusal to purchase, on a pro rata basis, all or any part of New Securities (as defined below) which Rio Grande may, from time to time, propose to sell and issue to third parties, subject to the terms and conditions set forth below. The Purchaser's pro rata share, for purposes of this subparagraph (b) shall equal a fraction, the numerator of which is the number of shares of Common Stock then held by Purchaser and/or issuable upon conversion or exercise of any Preferred Stock, convertible securities, options, rights or warrants then held by Purchaser, and the denominator of which is the total number of shares of Common Stock then outstanding or issuable upon conversion or exercise of any Preferred Stock, convertible securities, options, rights or warrants.

      If this subparagraph (b) applies, Rio Grande shall give Purchaser written notice of its intention to issue or sell New Securities, describing the type of New Securities to be issued, the price thereof and the general terms upon which Rio Grande proposes to effect such issuance. Purchaser shall have seven (7) business days from the date of when any such notice is received to agree to purchase all or part of its pro rata share of such New Securities for the price and upon the general terms and conditions specified in Rio Grande's notice by giving written notice to Rio Grande stating the quantity of New Securities to be so purchased.

      If Purchaser fails to exercise the foregoing right of first refusal with respect to any New Securities within such 7-day period (or the additional seven-day period provided for overallotments), Rio Grande may within the balance of the 120 days set forth in subparagraph (a) sell any or all of such New Securities not agreed to be purchased by Purchaser, at a price and upon general terms no more favorable to the purchasers thereof than specified in the notice given to Purchaser pursuant to above. In the event Rio Grande has not sold such New Securities within such 120-day period, Rio Grande shall not thereafter issue or sell any New Securities without first offering such New Securities to Purchaser in the manner provided in subparagraph (a) above.

      (c)  Assignment; Termination.   This rights set forth in this Section
5.10 may not be assigned or transferred, except that such rights are assignable by Purchaser in whole or in part to any Permitted Assign. This
Section 5.10 shall not apply to any New Securities first offered by Rio Grande after January 15, 2002.

      SECTION 5.11 Negative Covenants. For so long as Purchaser owns more than $2,500,000 in aggregate face amount of the issued and outstanding Series A Preferred Stock and/or Series B Preferred Stock (except with regard to 5.11(m), which shall apply regardless of ownership), without the prior written consent of Purchaser (which consent may not be unreasonably withheld), Rio Grande hereby agrees that it will not, and it will cause its Subsidiaries not to:

           (a) authorize or issue shares of any class of stock having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of the Preferred Stock;

           (b) permit the number of directors constituting the Board of Directors of Rio Grande to be less than six or more than nine;

           (c) reclassify any shares of any class of stock into shares having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of the Preferred Stock;

           (d) engage in any business other than acquiring, producing, selling and developing oil and gas properties; and exploring for, producing, transporting, marketing and selling oil, natural gas and related hydrocarbons;

           (e) merge or consolidate with any Person (other than mergers of wholly-owned Subsidiaries with and into each other or Rio Grande), or directly or indirectly sell, lease or otherwise dispose of assets involving an aggregate consideration of more than ten percent (10%) of the book value of its assets on a consolidated basis at the time of such sale, lease or disposition in any 12-month period, other than in the ordinary course of business;

           (f) repurchase or agree to repurchase any shares of its Common Stock or any options, warrants or other rights to acquire shares of its Common Stock except for the redemption of Preferred Stock in accordance with the Charter and as permitted by the Certificate of Designation, Section B.3(c)(v);

           (g) unless all dividends accrued on shares of the Preferred Stock shall have been declared and paid, pay cash dividends or make any other distribution on, or redeem, any shares of Common Stock;

           (h) without limiting (g), pay dividends or make any other distribution on any shares of Common Stock at any time prior to January 15, 1999;

           (i) enter into, or permit a Subsidiary to enter into, any new agreement or make any amendment to any existing agreement, which by its terms would restrict Rio Grande's performance of its obligations to holders of Preferred Stock;

           (j) after the Closing, enter into any agreement with any holder or prospective holder of any securities of Rio Grande providing for the granting to such holder of registration rights, preemptive rights, special voting rights or protection against dilution;

           (k) except as otherwise provided in Schedule 5.11(k), incur any indebtedness for borrowed money or become a guarantor or otherwise contingently liable for any such indebtedness except for trade payables, purchase money obligations or other unsecured indebtedness incurred in the ordinary course of business;

           (l) incur any additional indebtedness if Rio Grande's total indebtedness exceeds or if the additional debt will result in the total indebtedness by Rio Grande exceeding 65% of the present value, using a 12% discount factor ("PV12"), of the Proved Reserves (as defined below) net to Rio Grande's interest. The PV12 shall be determined by using reserve projections provided by an independent engineering firm or firms as mutually agreed upon by Rio Grande and Purchaser. Proved Reserves will be determined by utilizing 100% of the proved developed producing reserve profile, 75% of the proved developed not producing reserve profile and 50% of the proved undeveloped reserve profile. The operating costs used in the appraisal shall be based on the prior twelve (12) months average lease operating costs disregarding the lowest and highest cost months in such twelve (12) month period. The oil and gas prices shall be based on the then current futures price strip less any pertinent adjustments for basis differential and any other associated burdens. Capital expenditures that are necessary for development of such reserves shall be included. Purchaser may request a redetermination of the value of Rio Grande's reserves if the Senior Lenders have not required a redetermination within 120 days of request and if in Purchaser's reasonable assessment, the total debt of Rio Grande has exceeded 65% of the PV12 value for more than 90 consecutive days;

           (m) directly or indirectly use or permit to be used the "Koch" name (or the name of Purchaser or any of Purchaser's affiliates) in any public announcements, press releases, filings with any governmental authority (including, without limitation, filings made pursuant to the Securities Act or the Exchange Act or other information provided to the Commission whether or not deemed "filed" pursuant to the Securities Act or the Exchange Act), marketing or advertising materials or otherwise, except as required by law in the good faith judgment of Rio Grande;

           (n) reduce the percentage of shares of Preferred Stock required to consent to any of the above matters, or alter or negate the need for such consent; or

           (o) grant or issue at an exercise price less than the Conversion Price (as defined in the Certificate of Designation) any rights, options, or warrants to directly or indirectly subscribe for, purchase, or otherwise acquire shares of Common Stock, or any evidences of indebtedness, shares, or other securities directly or indirectly convertible into or exchangeable for shares of Common Stock, that would constitute upon issuance Adjustment Shares pursuant to Section B.5(a)(i) of the Certificate of Designation.


                               ARTICLE SIX

                         OPTION SHARES; TRANSFER

      SECTION 6.1 Option to Purchase. For purposes of this Agreement, the shares of Series A Preferred Stock to be issued pursuant to Section 2.2 of this Agreement as Purchased Shares are referred to as the "Initially Issued Series A Preferred Stock." Rio Grande hereby grants to Purchaser the right and option to purchase an additional four-tenths (0.40) of one
(1) share of Series A Preferred Stock for each one (1) share of Initially Issued Series A Preferred Stock then held by Purchaser or such subsequent holder; provided, however, this option shall expire and be of no further force and effect upon redemption in full of the Initially Issued Series A Preferred Stock. The exercise price shall be $4.00 for each four-tenths (0.40) of one (1) share of Series A Preferred Stock so purchased (or $10.00 for each whole share of Series A Preferred Stock so purchased), meaning that if such option is exercised in full with respect to all 500,000 shares of Initially Issued Series A Preferred Stock, would be entitled to purchase 200,000 shares of Series A Preferred Stock for an aggregate exercise price of $2,000,000. The foregoing option may be exercised by Purchaser at any time on or after January 16, 1999 but on or before January 16, 2000 (the "Option Period"). The option may be exercised in whole or in part and may be exercised at any time and from time to time during the Option Period.

      To exercise this option, Purchaser shall deliver to Rio Grande (i) the certificate or certificates for the shares of the Initially Issued Series A Preferred Stock as to which the option to purchase is being exercised, (ii) written notice stating that the Purchaser is electing to exercise its option to purchase with respect to all or any number of the shares of Initially Issued Series A Preferred Stock represented by such certificate or certificates, specifying the number of shares of Series A Preferred Stock to be purchased as a result of such exercise and specifying Purchaser's or such holder's name or the names of the nominees in which Purchaser wishes the certificate or certificates of Series A Preferred Stock to be issued and (iii) a certified or cashier's check payable to the order of Rio Grande in the amount of the purchase price of the shares being purchased pursuant to the exercise of such option. Upon receipt of such notice, certificate and purchase price, Rio Grande shall promptly issue the additional purchased shares and re-issue the Initially Issued Series A Preferred Stock evidenced by the certificate so delivered, in each case in the names specified in the notice. Once the option has been exercised with respect to a share of Initially Issued Series A Preferred Stock, the foregoing option shall terminate as to that share of Initially Issued Series A Preferred Stock but not as to any other share of Initially Issued Series A Preferred Stock as to which the option to purchase had never been exercised.

      SECTION 6.2 Restrictive Legends. (a) Except as otherwise permitted by this Section 6.2, each certificate representing Preferred Stock constituting "restricted securities" as defined in Rule 144 under the Securities Act ("Restricted Securities") shall bear a legend substantially in the form shown below:

           "THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT OR LAWS, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED."

      (b) In addition to the legend set forth in Section 6.2(a), each certificate representing Series B Preferred Stock shall bear a legend substantially in the form shown below:

"THE SALE OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN CERTIFICATE OF DESIGNATION, RIGHTS AND PREFERENCES OF THE CORPORATION, WHICH PROHIBITS THE TRANSFER OF THIS CERTIFICATE INDEPENDENTLY AND APART FROM A CERTIFICATE REPRESENTING SHARES OF SERIES C PREFERRED STOCK. SUCH CERTIFICATE MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION."

      (c) In addition to the legend set forth in Section 6.2(a), each certificate representing Series C Preferred Stock shall bear a legend substantially in the form shown below:

"THE SALE OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN CERTIFICATE OF DESIGNATION, RIGHTS AND PREFERENCES OF THE CORPORATION, WHICH PROHIBITS THE TRANSFER OF THIS CERTIFICATE INDEPENDENTLY AND APART FROM A CERTIFICATE REPRESENTING SHARES OF SERIES B PREFERRED STOCK. SUCH CERTIFICATE MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION."

      SECTION 6.3     Notice of Proposed Transfer; Opinions of Counsel.

      Prior to any transfer of any Restricted Securities which are not registered under an effective registration statement under the Securities Act, the holder thereof will give written notice to Rio Grande of such holder's intention to effect such transfer, describing in reasonable detail the manner of the proposed transfer. If any such holder delivers to Rio Grande (i) an opinion of counsel reasonably acceptable to Rio Grande and its counsel to the effect that the proposed transfer may be effected without registration of such Restricted Securities under the Securities Act and applicable blue sky laws and (ii) such other documents, certificates or information pertaining to such transfer as Rio Grande may reasonably request, Rio Grande agrees to transfer such Restricted Securities to the proposed transferee; provided, however, the newly issued certificate will contain a legend substantially in the form shown in Section 6.2, above.

      SECTION 6.4 Issuance of Certificates Without Legend. Upon receipt of evidence satisfactory to Rio Grande confirming that some or all of the shares of Preferred Stock or common stock issued upon conversion of the Series B Preferred Stock are no longer Restricted Securities, Rio Grande shall reissue or shall authorize its transfer agent to reissue certificates representing such shares without the restrictive legend provided for in Section 6.2 hereof. In connection with any such request for reissuance, Rio Grande may require an opinion of counsel, satisfactory to Rio Grande in form and substance, that the shares in question are no longer Restricted Securities.


                              ARTICLE SEVEN

                              MISCELLANEOUS

      SECTION 7.1 Written Waivers. Any waiver, permit, consent or approval of any kind or character on the part of any party of any provisions or conditions of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing.

      SECTION 7.2     Indemnification.

      SECTION 7.2.1 By Rio Grande. Rio Grande hereby indemnifies and agrees to defend and hold Purchaser harmless from, against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties and attorneys' fees, that such Purchaser shall incur or suffer, which arise, result from, or relate to the breach or failure of performance by Rio Grande, or the falsity of any of the representations or warranties, covenants or agreements in this Agreement or the Registration Rights Agreement, or in any certificate or other instrument furnished or to be furnished by Rio Grande or any Subsidiary hereunder or thereunder.

      SECTION 7.2.2 By Purchaser. Purchaser hereby indemnifies and agrees to defend and hold Rio Grande harmless from, against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties and attorneys' fees, that Rio Grande shall incur or suffer, which arise, result from, or relate to the breach or failure of performance by Purchaser, or the falsity of any of the representations or warranties, covenants or agreements in this Agreement or the Registration Rights Agreement, or in any certificate or other instrument furnished or to be furnished by Purchaser or any Subsidiary hereunder or thereunder.

      SECTION 7.3 Successors and Assigns. This Agreement is binding upon Rio Grande and Purchaser and inures to the benefit of Rio Grande, Purchaser and their respective successors and Permitted Assigns.

      SECTION 7.4 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

      SECTION 7.5 Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience of reference only and do not constitute a part of this Agreement.

      SECTION 7.6 Notices. Any notices required or permitted to be given hereunder shall be delivered personally, sent by overnight courier or mailed, registered or certified mail, return receipt requested, to the following addresses, and shall be deemed to have been received on the day of personal delivery, one Business Day after deposit with an overnight courier or three business days after deposit in the mail:

           If to Purchaser, to:             Koch Exploration Company
                                       4111 E. 37th Street North
                                       Wichita, Kansas  67220
                                       Attention:  Vice President


           If to Rio Grande, to:            Rio Grande, Inc.
                                       10101 Reunion Place
                                       Union Square, Suite 210
                                       San Antonio, Texas  78216
                                       Attention:  President and Chief
                                                       Executive Officer

or to such other address as any party may specify in a written notice given to the other parties hereto.

      SECTION 7.7 Governing Law. The corporate law of Delaware will govern all issues concerning the relative rights of holders of the Preferred Stock as such. All other questions concerning the construction, validity and interpretation of this Agreement and the Exhibits and Schedules shall be governed by the internal law, and not the law of conflicts of, the State of Texas, and the performance of the obligations imposed by this Agreement, shall be governed by the laws of the State of Texas applicable to contracts made and wholly to be performed in that state.

      SECTION 7.8 Exhibits and Schedules. All Exhibits and Schedules are an integral part of this Agreement.

      SECTION 7.9 Final Agreement. This Agreement, together with those documents expressly referred to herein including the Registration Rights Agreement, constitute the final agreement of the parties concerning the matters referred to herein, and supersedes all prior agreements and understandings with respect to such matters.

      SECTION 7.10 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute one instrument. A photographic, photostatic, facsimile or other similar reproduction of a writing signed by a party shall be regarded as an executed original. Delivery of counterparts by facsimile shall be deemed delivery of the original by a party.

      SECTION 7.11 Further Assurances. Upon reasonable request of either party, the other party hereto will on and after the Closing Date take such reasonable actions as may be required to carry out the purposes of this Agreement, the terms of the Certificate of Designation and the Registration Rights Agreement.

      SECTION 7.12 Remedies Cumulative. The remedies provided in this Agreement shall be cumulative and shall not preclude the assertion or exercise of any other rights or remedies available by law, in equity or otherwise.

      SECTION 7.13 Effect of Investigation. Any due diligence review, audit or other investigation or inquiry undertaken or performed by or on behalf of Purchaser shall not limit, qualify, modify or amend the representations, warranties or covenants of, or indemnities by Rio Grande made or undertaken pursuant to this Agreement, irrespective of the knowledge and information received (or which should have been received therefrom) by Purchaser; provided, however, if Purchaser or any representative thereof becomes aware of facts or circumstances constituting an actual or an alleged breach or falsity of a representation, warranty or covenant of Rio Grande prior to Closing, and notwithstanding its knowledge of such facts or circumstances, Purchaser acquires the Purchased Shares as set forth herein, Purchaser may not thereafter assert such alleged breach or falsity as a grounds for relief pursuant to Section 7.2.1 of this Agreement or otherwise.

      SECTION 7.14    Survival and Renewal of Representations and
Warranties. The representations, warranties, indemnities and covenants of Rio Grande contained herein shall survive the Closing. The representations and warranties of Rio Grande contained herein shall be made on the date hereof and deemed remade on and as of the Closing Date.

      SECTION 7.15 Fees and Expenses. Rio Grande will bear all of its own expenses in connection with the preparation, execution and negotiation of this Agreement and the Registration Rights Agreement, and the transactions contemplated hereby and thereby. If Purchaser does not close the purchase of the Purchased Shares as a result of a breach of representation, warranty or covenant by Rio Grande, Rio Grande shall pay to Purchaser the sum of $100,000 in same day or immediately available funds.

      SECTION 7.16 Interpretation. In this Agreement, unless a clear contrary intention appears:

      (a)  the singular number includes the plural number and vice versa;

      (b) reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

      (c)  reference to any gender includes each other gender;

      (d) reference to any agreement (including this Agreement and the Schedules and Exhibits), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof and reference to any promissory note includes any promissory note which is an extension or renewal thereof or a substitute or replacement therefor;

      (e) reference to any applicable law means such applicable law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any section or other provision of any applicable law means that provision of such applicable law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

      (f) reference to any Article, Section, Schedule or Exhibit means such Article or Section hereof or Schedule or Exhibit hereto;

      (g) "hereunder", "hereof", "hereto" and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof; and

      (h) "including" (and with correlative meaning "include") means including without limiting the generality of any description preceding such term.

                              ARTICLE EIGHT

                               TERMINATION

      SECTION 8.1 Termination. This Agreement may be terminated at any time prior to the Closing:

           (a)  by mutual consent of Purchaser and Rio Grande;

           (b) by either Rio Grande or Purchaser if the Closing shall not have occurred by January 17, 1997, provided that the failure to consummate the transactions contemplated hereby is not a result of the failure by the party so electing to terminate this Agreement to perform any of its obligations hereunder.

      SECTION 8.2     Effect of Termination.  Except for the obligations of
Section 7.15 hereof, if this Agreement shall be terminated pursuant to
Section 8.1, all obligations, representations and warranties of the parties hereto under the Agreement shall terminate and there shall be no liability of any party to another party.

      The parties hereto have executed this Agreement as of the date first set forth above.

                                 Rio Grande, Inc.



                                 By:
                                   Its:



                                 Koch Exploration Company




                                 By:
                                   Its: